Exhibit 99.1

IRADIMED CORPORATION Announces 2015 Annual and First Quarter Financial Guidance

•                  Announces Fourth Quarter 2014 Revenue Estimate

Winter Springs, Florida, January 12, 2015 — IRADIMED CORPORATION (NASDAQ:IRMD), the only provider of non-magnetic intravenous (IV) infusion pump systems that are safe for use during magnetic resonance imaging (MRI) procedures, today announced its financial guidance for the full year and first quarter 2015.

For the full year 2015, the Company expects to report revenue of $28.0 million to $29.0 million and non-GAAP diluted earnings per share of $0.50 to $0.52.  For the first quarter of 2015, the Company expects to report revenue of $6.8 million to $7.0 million and non-GAAP diluted earnings per share of $0.11 to $0.13, an increase of 57% to 86% over the first quarter 2014 non-GAAP diluted earnings per share of $0.07.

The Company expects to report revenue of approximately $3.5 million for the fourth quarter 2014.  The Company’s guidance for the fourth quarter was $3.0 million.

The Company’s non-GAAP diluted earnings per share guidance excludes stock-based compensation expense, net of tax, which the Company expects to be approximately $1.1 million and $0.3 million for the full year and first quarter 2015, respectively, and which the Company expects will reduce GAAP diluted earnings per share by approximately $0.09 and $0.02 for the respective periods.

Use of non-GAAP Financial Measures

This release contains financial guidance that excludes stock-based compensation expense, net of tax, which is a non-GAAP financial measure.  The Company believes that the presentation of financial guidance excluding stock-based compensation, net of tax, provides meaningful information to both management and investors.  Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expenses, we believe that providing this non-GAAP financial measure allows for meaningful comparisons between our operating results from period to period. We believe that all of our non-GAAP financial measures are important tools for financial and operational decision making and for evaluating our operating results.

About IRADIMED CORPORATION

IRADIMED CORPORATION is the leading provider of non-magnetic IV infusion pump systems that are safe for use during MRI procedures. Other electromechanical medical devices and pumps contain magnetic and electronic parts that are potentially dangerous to operate in the presence of the powerful magnet that drives an MRI.  The Company’s MRidium (3850/3860+) IV pump systems have been designed with non-ferrous parts, ceramic ultrasonic motors, non-magnetic mobile stands and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures.  The Company’s pump solution provides a seamless approach to providing IV fluids before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

For more information please visit www.iradimed.com.  MRidium is a trademark of IRADIMED CORPORATION.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Act of 1995, particularly statements regarding our expectations, beliefs, plans, intentions, future operations, financial condition and prospects, and business strategies. These statements relate to future events or our future financial performance or condition and involve unknown risks, uncertainties and other factors that could cause our actual results, level of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.  The risks and uncertainties referred to above include, but are not limited to, risks associated with the Company’s ability to receive clearance of its 510(k) submission, additional actions by or requests from the FDA (including a request to cease domestic distribution of products) and unanticipated costs or delays associated with resolution of these matters; a securities class-action lawsuit that has been filed against the Company in connection with the FDA warning letter; our reliance on a single product; unexpected costs, expenses and diversion of management attention resulting from the FDA warning letter and the related securities class-action lawsuit; potential disruptions in our limited supply chain for our products; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations.

Further information on these and other factors that could affect the Company’s financial results is included in filings we make with the Securities and Exchange Commission from time to time.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com